Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

May 1, 2024

The Honorable Jim Jordan	The Honorable Patrick McHenry
Chairman	Chairman
Committee on the Judiciary	Committee on Financial Services
U.S. House of Representatives	U.S. House of Representatives
2138 Rayburn House Office Building	2129 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

The Honorable Jason Smith	The Honorable James Comer
Chairman	Chairman
Committee on Ways and Means	Committee on Oversight and Reform
U.S. House of Representatives	U.S. House of Representatives
1139 Longworth House Office Building	2157 Rayburn House Office Building
Washington, D.C. 20515	Washington, D.C. 20515

Dear Chairmen Jordan, McHenry, Smith, and Comer:

I write to follow on my letter of April 23, 2024, concerning the potential manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which trades on the Nasdaq Stock Exchange under the ticker “DJT.”

The Securities and Exchange Commission’s (“SEC”) Regulation SHO (“Reg SHO”) generally “prohibits a broker-dealer from accepting a short sale order in any equity security . . . unless the broker-dealer has: borrowed the security, entered into a bona-fide arrangement to borrow the security, or reasonable grounds to believe that the security can be borrowed so that it can be delivered on the date delivery is due.”1  To support “reasonable grounds,” a “locate” “must be made and documented prior to effecting the short sale.”2

DJT has continuously remained on Nasdaq’s Reg SHO Threshold List since April 2, 2024.  An appearance on the threshold list results from persistent settlement failures,3 and triggers a heightened responsibilities for market participants.  For threshold securities such as DJT, SEC guidance clearly states that the only way to establish “reasonable grounds” for short sales is if the broker-dealer pre-borrows the securities; moreover, “a broker-dealer may not re-apply a locate for intra-day buy to cover trades.”4

[1]	https://www.sec.gov/divisions/marketreg/mrfaqregsho1204.htm
[2]	https://www.sec.gov/investor/pubs/regsho.htm#:~:text=Regulation%20SHO%20requires%20a%20broker,to%20effecting%20the%20short%20sale
[3]
According to recently-released SEC data, “failures to deliver” exceeded 720,000 shares every trading day during the first half of April 2024, peaking at over 1,000,000 shares on April 9.  See https://www.sec.gov/data/foiadocsfailsdatahtm

[4]	https://www.sec.gov/divisions/marketreg/mrfaqregsho1204.htm (see Question 4.4)

Based on factors including the volume and price of purportedly available “locates,” TMTG has identified ongoing anomalies in DJT trading. To assist in determining whether intra-day short sales of DJT are being approved in violation of SEC rules, we would encourage you to seek documents and testimony from firms (including several Depository Trust Company members) that facilitate short sales, including the following:

•	Apex Clearing
•	Clear Street
•	Cobra Trading
•	Cowen and Company
•	Curvature Securities
•	StoneX Securities
•	TradePro
•	Velocity Clearing

In addition to asking for records and information regarding trading in DJT, relevant documents include compliance policies—including any policies that condone the application of a “multiplier” to facilitate the lending of more shares than are actually available.

As noted in my previous letter, I believe quick action is necessary to protect retail shareholders, identify wrongdoers, and determine whether any laws including RICO statutes and tax evasion laws have been violated.  I appreciate your prompt attention to these matters and remain willing to assist your investigation in any way possible.

Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group

Cc:	The Honorable Vern Buchanan The Honorable Greg Steube